EXHIBIT 10.1

EXECUTION VERSION

AMENDED AND RESTATED
NON-COMPETITION AND SEVERANCE AGREEMENT

This Amended and Restated Non-Competition and Severance Agreement (this “Agreement”), dated September 30, 2015, (the “Effective Date”) is by and between Crysteel Manufacturing, Inc. (“Crysteel”) and Robert Fines (“Executive”), together, the “Parties” to the Agreement.

The Parties are party to that certain Non-Competition and Severance Agreement (the “Original Non-Compete and Severance Agreement”), dated April 7, 2015, by and between Crysteel and Executive, and the Parties desire to amend and restate the Original Non-Compete and Severance Agreement in its entirety and to enter into this Agreement, all on the terms and conditions set forth herein. In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1. Certain Definitions. Certain words or phrases used herein with initial capital letters shall have the meanings set forth in paragraph 4 hereof or as otherwise defined within this Agreement.

2. Post-Employment Payments.

(a) At the end of Executive’s employment with the Company for any reason, Executive shall cease to have any rights to salary, equity awards, expense reimbursements or other benefits, except that Executive shall be entitled to (i) any base salary which has accrued but is unpaid, with respect to the fiscal year of the termination, a pro rata portion of any performance bonus which has accrued for such fiscal year (as of the date of termination) but is unpaid, any reimbursable expenses which have been incurred but are unpaid, and any unexpired vacation days which have accrued under Crysteel’s vacation policy but are unused, as of the termination date of the Executive’s employment with the Company, (ii) any rights under profits interest grants and other equity incentive grants or plan benefits which by their terms extend beyond termination of Executive’s employment (but only to the extent provided in any profits interest grants and other equity incentive grants theretofore granted to Executive or any other benefit plan in which Executive has participated as an employee of the Company), (iii) any benefits to which Executive is entitled under Part 6 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended, and (iv) any payments contemplated by paragraph 2(b).

(b) If the Company terminates Executive’s employment with the Company without Cause or Executive voluntarily terminates his employment with the Company with Good Reason at any time during the Entitlement Period, Crysteel shall (i) pay Executive his base salary in effect at the time of such termination for a period of twelve (12) months following such termination in accordance with the Company’s normal payroll practices and (ii) provide Executive with the opportunity to continue to participate in Crysteel’s health and dental plans for a period of twelve (12) months following such termination on the same basis and with the same costs as are applicable from time to time to other officers of Crysteel. Executive agrees that the period of coverage under such plan pursuant to this paragraph shall count against such plan’s obligation to provide continuation coverage pursuant to COBRA.

(c) It is expressly understood that the Company’s payment obligations under paragraph 2(b) shall cease in the event Executive breaches any of his obligations under this Agreement. Executive shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise. Executive shall not be eligible to participate in any other severance pay program or policy of the Company, except for the payments described in this Agreement. Notwithstanding anything herein to the contrary, the Company shall not be obligated to make any payment or provide any benefit under paragraph 2(b) hereof unless (i) Executive executes a release of all current or future claims, known or unknown, arising on or before the date of the release against the Company and each of its directors, officers, employees and affiliates in a reasonable and customary form approved by Crysteel and (ii) Executive does not revoke such release during any applicable revocation period. The Company will provide Executive with the form of release no later than seven (7) days following termination. If the Executive does not execute the release or if the Executive revokes the release, in each case, within the required period as specified within the release, then the payments under paragraph 2(b) shall be discontinued.

3. Non-Competition; Confidentiality; Non-Solicitation, Non-Disparagement

(a) Non-Competition. During Executive’s employment with the Company and for the period of twelve (12) months following the termination of Executive’s employment with the Company for any reason (whether by the Company or by the Executive), Executive will not:

(i) enter into or engage in any business which competes with the Company's
Business within the Restricted Territory;

(ii) solicit customers, business, patronage or orders for, or sell, any products and services in competition with, or for any business, wherever located, that competes with the Company’s Business within the Restricted Territory;

(iii) divert, entice or otherwise take away any customers, business, patronage or orders of the Company within the Restricted Territory, or attempt to do so; or

(iv) promote or assist, financially or otherwise, any person, firm, association, partnership corporation or other entity engaged in any business which competes with the Company’s Business within the Restricted Territory.

(b) Indirect Competition. Executive will be in violation of paragraph 3(a) if Executive engages in any or all of the activities set forth therein directly as an individual on Executive’s own account, or indirectly as a partner, joint venturer, employee, agent, salesperson, consultant, officer and/or director any firm, association, partnership, corporation or other entity, or as an owner of any entity in which Executive or Executive’s spouse, child or parent owns, directly or indirectly, individually or in the aggregate, more than five percent (5%) of the outstanding stock or other ownership interest.

(c) Non-Solicitation. Executive will not directly or indirectly at any time solicit or induce or attempt to solicit or induce any employee(s), sales representative(s), agent(s) or consultant(s) of the Company to terminate their employment, representation or other association with the Company.

(d) Confidential Information and Trade Secrets.

(i) Executive will keep in strict confidence, and will not, directly or indirectly, at any time during or after Executive’s employment with the Company, disclose, furnish, disseminate, make available or, except in the course of performing Executive’s duties of employment, use any trade secrets or confidential business and technical information of the Company its customers or vendors, regardless of when or how Executive may have acquired such information. Such confidential information shall include, without limitation, the Company’s design, manufacturing, sales and service methods and business techniques; training, service and business manuals, promotional materials, training courses and other training and instructional materials; engineering drawings and plans; supplier and source information; vendor and product information; customer and prospective customer lists, specifications and other customer and prospective customer information; and the Company’s business plans, marketing strategies, market analysis and research and development plans and information. Executive specifically acknowledges that all such confidential information, whether reduced to writing, maintained on any form of electronic media or maintained in Executive’s mind or memory and whether compiled by the Company and/or Executive, gives the Company an advantage over its competitors and derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain substantial economic value from its disclosure or use. Executive further acknowledges and agrees that any retention and use of such information by Executive during Executive’s employment with the Company (except in the course of performing Executive’s duties and obligations to the Company) or after the termination of Executive’s employment shall constitute a misappropriation of the Company’s trade secrets.

(ii) Executive agrees that upon termination of Executive’s employment with the Company for any reason, Executive shall return to the Company, in good condition, all property of the Company, including without limitation, the originals and all copies of any materials which contain, reflect, summarize, describe, analyze or refer or relate to any items of information of this Agreement. In the event that it is determined by a court of competent jurisdiction that the Executive has failed to comply with this subparagraph, the Company will have the right to recover from Executive for all reasonable damages, costs, attorneys’ fees and other expenses incurred in searching for, taking, removing and/or recovering such property.

(e) Non-Disparagement. The Company agrees not to make any statement, written or oral, or make any posting on a website, blog or by any other electronic means, that disparages or criticizes Executive or that is intended to, or that does in fact, damage his professional or personal reputation. Executive agrees not to make any statement, written or oral, or make any posting on a website, blog or by any other electronic means, that disparages or criticizes the Company or any of its respective executive officers, directors, shareholders or affiliates, or the business of the Company, or that is intended to, or that does in fact, damage any of its business, professional or personal reputation. Nothing in this paragraph is intended to or will limit your rights under applicable law to assist in an investigation or proceeding by a governmental authority or to provide an authorized governmental authority with information concerning conduct that you reasonably believe to be unlawful. Nothing contained in this paragraph shall be construed as a limitation on the right of the Parties to enforce this Agreement.

(f) Communication of Contents of Agreement.

(i) During the Executive’s employment with the Company and for the period of twelve (12) months following the termination of Executive’s employment, Executive will communicate the contents of this paragraph 3 to any person, firm, association, partnership, corporation or other entity which Executive intends to be employed by, associated with, or represent and which is engaged in a business that is competitive to the Company’s Business.

(ii) The Parties further agree that this Agreement and all matters relating to the existence, terms and contents of this Agreement, including any and all discussions leading to this Agreement (“Agreement-Related Information”), shall be and remain confidential and shall not be disclosed by the Parties or on their behalf in any manner, form or media without the prior written consent of the other Parties; provided, however, that (i) Executive may disclose Agreement- Related Information to members of his immediate family or as required under paragraph (f)(i) above, (ii) Crysteel may disclose Agreement-Related Information to its Boards of Directors and for any reasonable business purpose, and (iii) the Parties are permitted to disclose Agreement-Related Information to their attorneys, financial or tax advisors, to state and federal taxing authorities and other governmental authorities and to enforce this Agreement as required by law or legal process.

(g) Relief. Executive acknowledges and agrees that the remedy at law available to Crysteel for breach of any of Executive’s obligations under this Agreement would be inadequate. Executive therefore agrees that, in addition to any other rights or remedies that the Company may have at law or in equity, temporary and permanent injunctive relief may be granted in any proceeding which may be brought to enforce this Agreement.

(h) Reasonableness. Executive acknowledges and agrees that the Executive’s obligations under this paragraph 3 are reasonable in the context of the nature of the Company’s Business and the competitive injuries likely to be sustained by the Company if Executive were to violate such obligations. Executive further acknowledges that this Agreement is made in consideration of, and is adequately supported by the obligations of Crysteel to perform its obligations under this Agreement and by other consideration, all of which Executive acknowledges constitute a real benefit to him and good, valuable and sufficient consideration for this Agreement.

4. Definitions.

(a) “Cause” means the termination by the Company of Executive’s employment with the Company as a result of (i) the commission by Executive of a felony or a fraud, (ii) conduct by Executive that brings the Company into substantial public disgrace or disrepute, (iii) gross negligence or gross misconduct by Executive with respect to the Company , (iv) repudiation by Executive of this Agreement or Executive’s abandonment of Executive’s employment with the Company, (v) Executive’s insubordination or failure to follow the directions of the Board of Directors of the Company or the individual to whom Executive reports, which is not cured within three (3) business days after written notice thereof to Executive, (vi) Executive’s violation of paragraph 3 of this Agreement, (vii) Executive’s breach of a material employment policy of the Company, which is not cured within three (3) business days after written notice thereof to Executive, or (viii) any other material breach by Executive of this Agreement or any other agreement with the Company which is not cured within thirty (30) days after written notice thereof to Executive.

(b) “Company” shall include Crysteel, Rugby Manufacturing Company (“Rugby”), Ox Bodies, Inc. (“Ox Bodies”), the Duraclass brand, Tishomingo Acquisition, LLC (“Tishomingo”), Truck Bodies & Equipment International, Inc. (the “Parent”) and any and all direct and indirect subsidiaries, parents, affiliates and related companies of Crysteel, Rugby, Tishomingo, the Duraclass brand, Ox Bodies or the Parent to the extent such related entity(s) are engaged in the Company’s Business.

(c) “Company’s Business” is defined to be designing, manufacturing, and supplying light-duty, medium-duty and heavy-duty dump bodies, dump trailer bodies, rancher flats, flat dumps, steel flats, trash bodies (excluding refuse environmental bodies such as front, rear, side loaders and recyclers), landscape truck bodies, roll-off containers, hydraulic hoists for dump body application, specialized truck and trailer equipment, installing and integrating hydraulics, lift axles, cab controls, tarp systems, and other functionally-enhancing accessories.

(d) “Entitlement Period” means the period commencing on the date hereof and ending on September 30, 2018, or as earlier terminated in accordance with the terms of this Agreement or otherwise by the Parties.

(e) “Good Reason” means, subject to the Company’s right to cure as described below, the occurrence of any material diminution in the Executive’s duties, authority and/or responsibility with the Company or his base salary or the target amount of his annual performance bonus or his package of employee benefits (other than changes to benefits that also affect other employees of Crysteel), in each case without his consent; provided, that in the event of such occurrence the Executive shall give the Company thirty (30) days prior written notice of his intent to terminate his employment and specify the event or events (which shall be of the type described in this paragraph (c)) that have triggered Executive’s intent to terminate his employment and Executive shall provide the Company with an opportunity to cure such triggering event or events during such thirty (30) day period.

(f) “Restricted Territory” is defined as and limited to:

(i) the geographic area(s) within a one hundred (100) mile radius of any and all Company location(s) in, to, or for which Executive worked, to which Executive was assigned or for which Executive had any responsibility (either direct or supervisory) as of the date hereof or at the time of termination of Executive’s employment and at any time during the one (1) year period prior to such termination; and

(ii) all of the specific customer accounts, whether within or outside of the geographic area described in (i) above, with which Executive had any contact at any time during the two (2) year period prior to the termination.

5. Executive Representations. Executive represents and warrants to Crysteel that Executive has read, fully understands and voluntarily agrees to the terms and conditions of this Agreement and that upon the execution and delivery of this Agreement by Crysteel, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms.

6. Withholding of Taxes. The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as the Company is required to withhold pursuant to any applicable law, regulation or ruling.

7. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and enforceable under applicable law, but if any provision of this Agreement is held to be ineffective or unenforceable in any respect, such ineffectiveness or unenforceability shall not affect any other provision, and this Agreement shall be reformed, construed and enforced as if such ineffective or unenforceable provision had never been contained herein to the fullest extent possible under applicable law.

8. Counterparts; Facsimile. This Agreement may be executed in separate counterparts, each of which shall be deemed to be an original and both of which taken together shall constitute one and the same agreement. The signature pages of any party or copies or facsimiles thereof may be appended to any counterpart of this Agreement and when so appended shall constitute an original.

9. Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of Crysteel and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

10. No Assignment by Executive; Third Party Beneficiaries. Executive’s rights and obligations under this Agreement may not be assigned. Crysteel, however, may, without the consent of the Executive, assign its rights and obligations under this Agreement and this Agreement shall by fully enforceable by any such assignee. Each of the entities that are part of the definition of the “Company” shall be deemed to be third party beneficiaries of this Agreement.

11. Notices. All notices and other communications required or permitted under this Agreement must be in writing and will be deemed to have been duly given (a) when delivered in person, (b) when dispatched by electronic facsimile transfer (if confirmed in writing by mail simultaneously dispatched), (c) one business day after having been dispatched by a nationally recognized overnight courier service or (d) five business days after being sent by registered or certified mail, return receipt requested, postage prepaid, to the appropriate party at the address or facsimile number specified below:
If to Executive:

Robert Fines
24 Pepper Creek Drive
Pepper Pike, Ohio

If to the Company:

Crysteel Manufacturing, Inc.
52182 Ember Road
Lake Crystal, MN 56055
Attention: Chief Executive Officer

with a copy to:

Truck Bodies & Equipment International, Inc. c/o GenNx360 Management Company, LLC
590 Madison Avenue, 27th Floor
New York, NY 10022
Attention: Ronald E. Blaylock

Any party may change its address for the purposes of this paragraph 11 by giving notice as provided in this Agreement.

12. Headings. The headings contained in this Agreement are included for the purposes of convenience only and do not affect the meaning or interpretation of this Agreement.

13. Survival. Subject to any limits on applicability contained therein, paragraph 3 hereof shall survive and continue in full force in accordance with its terms notwithstanding any termination of the Executive’s employment.

14. Governing Law. This Agreement will be governed by and construed and enforced in accordance with the laws of the State of Minnesota without regard to principles of conflicts of law. Any action arising from or regarding the validity or construction of this Agreement shall be brought in the state or federal courts for Blue Earth County Minnesota. Executive hereby consents to the jurisdiction of such courts and waives all objections based on venue and/or forum non conveniens.

15. Fees and Costs. In any action seeking enforcement of this agreement, including the restrictive covenants contained herein, the court shall award fees and costs to the prevailing party.

16. Integration. This Agreement represents the complete agreement and understanding between the Parties with respect to the subject matters addressed herein and effective as of its date supersedes and preempts any and all prior negotiations, agreements, representations and communications by or between the Parties, written or oral, including, but not limited to, (i) the Offer of Employment Letter, dated December 19, 2014, between TBEI and Executive, and (ii) the Original Non-Compete and Severance Agreement, which may have related to the subject matter hereof in any way.

[Signatures on the following page.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

CRYSTEEL MANUFACTURING, INC.

By:	/s/ Tina Albright
Name: Tina Albright
Title: Secretary

Robert Fines

[Signature Page to A&R Non-Compete and Severance Agreement (Fines)]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

CRYSTEEL MANUFACTURING, INC.

By:
Name: Tina Albright
Title: Secretary

/s/ Robert Fines
Robert Fines

[Signature Page to A&R Non-Compete and Severance Agreement (Fines)]